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                                                                     Exhibit 5.1


December 3, 2002


IntraBiotics Pharmaceuticals, Inc.
1245 Terra Bella Avenue
Mountain View, CA  94043

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by IntraBiotics Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 2,275,000 shares of the Company's Common Stock, $.001 par value, (the "Shares") pursuant to its 2002 Non-Officer Equity Incentive Plan (the "Plan"), the Stock Option Agreement between the Company and Kathleen D. LaPorte dated June 17, 2002, as amended (the "LaPorte Option Agreement") and the Stock Option Agreement between the Company and Ernest Mario, Ph.D. dated June 5, 2002, as amended (the "Mario Option Agreement").

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the LaPorte Option Agreement and the Mario Option Agreement, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By: /s/ Laura A. Berezin
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Laura A. Berezin